Exhibit 5
THOMPSON HINE LLP
312 Walnut Street, 14th Floor
Cincinnati, OH 45202-4089
June 25, 2008
The E. W. Scripps Company
312 Walnut Street
Cincinnati, Ohio 45202
Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to The E. W. Scripps Company, an Ohio corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration of 200,000 additional shares of the Company’s Class A Common Shares (the “Shares”) to be issued pursuant to its Employee Stock Purchase Plan (the “Plan”).
     This opinion is being furnished pursuant to the requirements of Item 601(b)(5)(i) of Regulation S-K of the General Rules and Regulations under the Securities Act.
     In rendering the opinions set forth herein, we have examined the Plan and the Registration Statement (including the exhibits thereto) and originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. The opinions set forth below are subject to the following qualifications, assumptions and limitations:
(i)	all Shares will be issued in accordance with the terms of the Plan; and

(ii)	the consideration received by the Company for each Share delivered pursuant to the Plan will not be less than the par value of such Share.
     We are familiar with the corporate proceedings taken by the Company in connection with the authorization of the Plan and have made such other examinations of law and fact as we considered necessary in order to form a basis for the opinions hereinafter expressed.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
     We are admitted to the bar in the State of Ohio and we do not express any opinion with respect to the laws of any other jurisdiction. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.
     Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares reserved for issuance under the Plan have been duly authorized and that the Shares, when issued and delivered in accordance with the terms of the Plan will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ Thompson Hine LLP